Exhibit 99(a)

Alberto-Culver to Convert to Single Class of Stock

Melrose Park, IL (October 22, 2003) – The Board of Directors of the Alberto-Culver Company (NYSE: ACVA, ACV) today approved a conversion whereby the Company will have only one class of common stock outstanding. The Company has had two publicly traded classes of common stock since 1986.

Howard B. Bernick, President and Chief Executive Officer of Alberto-Culver, stated, “the Board of Directors has approved the conversion of all of the issued shares of Class A common stock (ACVA) on a one share-for-one share basis into Class B common stock (ACV) in accordance with the terms of the Company’s Certificate of Incorporation. Such conversion will become effective after the close of business on November 5, 2003. The single class of shares will continue to trade on the New York Stock Exchange under the symbol ACV.”

“I believe that this action we have taken today will improve the liquidity of our shares, simplify our capital structure, and make our shares a more attractive investment. After a very thorough review, analysis and discussion by the Board of Directors of the Company, along with its advisors, it was determined that the conversion is in the best interests of the Company and all its shareholders,” said Mr. Bernick.

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“There are a number of reasons the Alberto-Culver Board of Directors decided to convert to a single class of stock,” added Mr. Bernick. He explained that the Company believes there will be many substantial benefits from this conversion, including:

•	Increased trading volume and trading efficiencies of its common shares, thereby broadening the attractiveness of its shares to a larger base of investors and analysts.

•	Simplification of its equity capital structure, eliminating investor confusion and increasing acceptance by institutional investors.

•	Alignment of the voting rights of the Company’s shareholders with their economic interests, giving each holder of common stock one vote per share versus the previous one-tenth vote per share for Class A shares.

It will not be necessary for Class A shareholders to exchange their Class A certificates. Their Class A certificates will represent Class B shares after the conversion. If such shareholders decide to transfer or sell their shares, the existing Class A certificates will be treated as certificates for Class B shares by the company’s stock transfer agent. In addition, Class A shareholders will not need to take any action to continue receiving their regular quarterly dividends.

Alberto-Culver will continue to account for its stock compensation expense in accordance with Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees.” Under these rules, the conversion to one class of stock requires a remeasurement of the intrinsic value of all Class A stock options outstanding. As a result, the Company will record a non-cash charge against pre-tax earnings that is currently estimated to be $120 million, of which approximately $70 million will be

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recorded at the time of conversion in the fiscal 2004 first quarter, another $30 million during the remainder of fiscal year 2004 and the final $20 million over the following three fiscal years in diminishing amounts. The non-cash charges will reduce pre-tax operating income, tax expense and net income. The balance sheet effects of the options remeasurement on the conversion date is expected to increase total stockholders’ equity by approximately $25 million and will result in the recognition of a deferred tax asset in the same amount. The non-cash charge is not expected to affect the Company’s credit rating. The final amount of the non-cash charge will be determined based on the price of the Company’s common shares and the number of outstanding options to purchase Class A common stock at the time of the conversion.

Following the conversion, all outstanding options to purchase Class A common stock will become options to purchase an equal number of shares of Class B common stock.

Investors will have the opportunity to listen to the Company’s fourth quarter and full year earnings conference call tomorrow, Thursday (October 23), at 2:30 PM EDT. The Company will also discuss the share conversion announcements. The dial-in numbers for the call are 800-413-7610 or 703-464-5606. The numbers for a replay of the conference call are 888-266-2081 or 703-925-2533 and will be available for seven days. The passcode is 283017. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials Section and at www.fulldisclosure.com.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemme in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world

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of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands of manufacturers such as Matrix, Redken, Paul Mitchell, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, unanticipated effects of the conversion, health epidemics and variations in currency exchange rates, and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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